SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                    FORM 8-K

                                 Current Report
                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): January 11, 1999







                               Tridex Corporation
             (Exact name of registrant as specified in its charter)



       Connecticut                    1-5513                     06-0682273
(State or other jurisdiction     (Commission File             (I.R.S. Employer
    of incorporation)                 Number)                Identification No.)



               61 Wilton Road, Westport, CT                        06880
         (Address of principal executive offices                (Zip Code)



                                 (203) 226-1144
              (Registrant's telephone number, including area code)

Item 5.  Other Event

     On February 3, 1999, Tridex Corporation ("Tridex") announced that it is in litigation with Paul J. Smith, who sold Progressive Software, Inc. to Tridex in April 1998, and with whom Tridex has been negotiating for a purchase price reduction. Tridex's agent for service of legal papers received service of the summons and complaint on or about January 11, 1999, and Tridex received them on or about January 19, 1999. A copy of the press release regarding the litigation, filed as Exhibit 99 to this report, is incorporated herein by reference.

                                    Exhibits


99 Press Release dated February 3, 1999

                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                      TRIDEX CORPORATION




Date:  February 8, 1999               By:  Daniel A. Bergeron
                                      Daniel A. Bergeron
                                      Vice President and Chief Financial Officer

                                                                      Exhibit 99


                     Text of February 3, 1999 News Release:

             TRIDEX CORPORATION RESPONDS TO PAUL J. SMITH LITIGATION

Westport, CT - February 3, 1999 - On April 17, 1998 Tridex Corporation (Nasdaq National Market: TRDX) ("Tridex") acquired all of the outstanding common stock of Progressive Software, Inc. ("Progressive") from Paul J. Smith for a total purchase price of $48 million, consisting of $43,113,000 in cash and 714,000 shares of Tridex common stock. In June 1998, after an audit of the closing date balance sheet, Mr. Smith agreed to reduce the purchase price by approximately $2.4 million in cash, which was returned to Tridex. Since then, Tridex made claims for a further reduction based on information developed in the third and fourth quarters.

     At the April 1998 closing, Tridex granted Mr. Smith registration rights in connection with the 714,000 shares, and Mr. Smith agreed to execute and deliver a federal tax form needed by Tridex to obtain favorable tax treatment of the purchase. Tridex made repeated requests for the tax form, but it was not delivered until January. Mr. Smith requested registration of his shares, and Tridex commenced preparation of a registration statement, but postponed its completion while waiting for Mr. Smith to sign the tax form.

     During the last three months of 1998, counsel for Tridex met with and wrote to counsel for Mr. Smith, stating that Tridex was preparing to pursue arbitration and other legal remedies against him. On January 5, 1999, Tridex finally received the signed form. On January 4, 1999, Mr. Smith filed a suit against Tridex and Progressive in the Federal District Court in North Carolina and served the papers at a later date. The suit seeks damages plus a court order requiring Tridex to register the shares of its common stock issued to Mr. Smith. The suit also seeks a declaratory judgment to prevent Tridex from pursuing other claims which it has asserted against Mr. Smith in post-closing negotiations and which are the subject of its investigation. Tridex intends to vigorously defend the suit initiated by Mr. Smith and to press its own claims against him in all appropriate forums.

     Tridex, through its Progressive Software and Ultimate Technology subsidiaries, is a leading provider of POS and back office enterprise resource management software, systems integration and related services for the food service and specialty retail markets. In 1996 Progressive received the Microsoft Retail Application Developer (RAD) Award for its back office food service software. Tridex's key customers are Starbucks, McDonald's, Steak n' Shake, Golden Corral, Lowe's Home Center, Ace Hardware, ARCO and Shoney's. Progressive and Ultimate have sold more than 115,000 units in North America, Europe and Asia.

     The statements contained in this release which are not historical facts may be deemed to contain forward-looking statements with respect to events, the occurrence of which involve risks and uncertainties, including, without limitation, the results of operations and other uncertainties detailed in Tridex's Securities and Exchange Commission filings.